Solo Brands Announces Third Quarter Fiscal 2022 Results
Delivers Strong Results

GRAPEVINE, Texas: Solo Brands, Inc. (NYSE: DTC) (“Solo Brands” or “the Company”), a portfolio of rapidly growing direct-to-consumer lifestyle brands, today announced its financial results for the three and nine month periods ended September 30, 2022.

Third Quarter 2022 Highlights Compared to Third Quarter 2021(1)
•Net sales of $102.2 million, up $32.7 million or 47.1%
•Net loss of $4.0 million, down $6.1 million
•Loss per Class A common stock - basic and diluted of $0.03 for the third quarter of 2022
•Adjusted net income(2) of $7.6 million, down $8.2 million, or 52.1%
•Adjusted EBITDA(2) of $11.2 million, down $6.9 million, or 38.1%
•Adjusted EPS(2) of $0.15 for the third quarter of 2022

“We are pleased to announce that we exceeded third quarter expectations. Our team executed our strategic playbook and delivered strong revenue growth with healthy gross margins. Both existing and new customers responded positively to the innovation we introduced in the third quarter, which enabled us to expand and extend our deep connection with consumers,” said John Merris, CEO of Solo Brands. “Because we anticipate continued market uncertainty, we are taking a balanced approach to counteract near term volatility. We expect to mitigate current macro-economic headwinds and demonstrate the advantage of our differentiated Solo Brands’ model which emphasizes the experiences enabled by our iconic products.”

Operating Results for the Three Months Ended September 30, 2022(1)

Net sales increased 47.1% to $102.2 million, compared to $69.4 million in the third quarter of 2021. The increase was driven by activity from acquired businesses and improved demand in both the wholesale and direct-to-consumer sales channels.
•Direct-to-consumer revenues increased 48.6% to $86.3 million compared to $58.1 million in the third quarter of 2021.
•Wholesale revenues increased 39.7% to $15.9 million compared to $11.4 million in the third quarter of 2021.

Gross profit increased 57.8% to $64.7 million, compared to $41.0 million in the third quarter of 2021. Adjusted gross profit(2) increased 39.1% to $64.7 million compared to $46.5 million in the same period of the prior year, reflecting the impact of purchase accounting adjustments related to acquired businesses. Gross margin increased 4.2% to 63.3% due to inventory turns driving recognition of fair value inventory write-ups from acquisition activity during the three months ended September 30, 2021, with no comparable impacts during the three months ended September 30, 2022. Adjusted gross margin(2) decreased to 63.3% compared to 67.0% in the same period in 2021 primarily due to the gross margin profile of the acquisitions made in the third quarter of 2021 and higher inbound freight costs.

Selling, general and administrative (SG&A) expenses increased to $59.5 million, compared to $28.6 million in the third quarter of 2021. $9.2 million of the increase was related to the businesses acquired in the third quarter of 2021, which did not include activity for the full comparative period. The remaining variance was driven by $13.5 million of higher fixed costs and $8.1 million of incremental variable costs. The fixed cost increases were primarily due to investments in long-term strategic initiatives, costs associated with becoming a public company and increased headcount. The variable cost increases were primarily due to marketing and distribution expenses.

Depreciation and amortization expenses increased to $6.2 million compared to $5.1 million in the third quarter of 2021. The increase in depreciation and amortization expenses was driven by a $0.4 million increase in amortization primarily related to increases in definite-lived intangible assets as a result of acquisition activity and a $0.8 million increase in depreciation primarily related to a new global headquarters facility.

Loss per Class A common stock basic and diluted per share was $0.03. A comparison to the same period last year is not meaningful or comparable due to the reorganization transactions which occurred in 2021. Refer to the footnote in the unaudited consolidated statements of operations and comprehensive (loss) income for more information.

Adjusted EPS(2) for the third quarter of 2022 was $0.15. Weighted average basic and diluted shares were 63,469,798.

Operating Results for the Nine Months Ended September 30, 2022(1)

Net sales increased 41.0% to $320.4 million, compared to $227.2 million in the prior year period primarily driven by activity from acquired businesses.
•Direct-to-consumer revenues increased 37.2% to $262.6 million compared to $191.5 million in the prior year period.
•Wholesale revenues increased 61.5% to $57.8 million compared to $35.8 million in the prior year period.

Gross profit increased 36.0% to $200.2 million, compared to $147.2 million in the prior year. Adjusted gross profit(2) increased 35.0% to $208.0 million compared to $154.1 million in the prior year period, reflecting the impact of purchase accounting adjustments related to acquired businesses. Gross margin decreased 2.3% to 62.5%. Adjusted gross margin(2) decreased to 64.9% compared to 67.8% in the prior year period primarily due to the gross margin profile of the businesses acquired in the third quarter of 2021 and higher inbound freight costs.

Selling, general and administrative (SG&A) expenses increased 126.4% to $174.3 million, compared to $77.0 million in the prior year period. The increase included $41.8 million of activity related to the businesses acquired in 2021 that did not have activity for the full comparative period. The remaining variance was driven by $34.5 million of higher fixed costs and $20.8 million of incremental variable costs. The fixed cost increases were primarily due to investments in long-term strategic initiatives, costs associated with becoming a public company and increased headcount. The variable cost increases were primarily due to marketing and distribution expenses.

Depreciation and amortization expenses increased to $18.2 million compared to $13.0 million in the prior year period. The increase in depreciation and amortization expenses was driven by a $3.1 million increase in amortization primarily related to increases in definite-lived intangible assets as a result of acquisition activity and a $2.1 million increase in depreciation primarily related to a new global headquarters facility.

Impairment Charges of $30.6 million were recorded in 2022, of which $27.9 million related to goodwill for the Company’s ISLE reporting unit and $2.7 million related to the ISLE trademark intangible. No impairment charges were recorded during the prior year.

Loss per Class A common stock basic and diluted per share was $0.26. A comparison to the same period last year is not meaningful or comparable due to the reorganization transactions which occurred in 2021. Refer to the footnote on the unaudited consolidated statements of operations and comprehensive (loss) income for more information.

Adjusted EPS(2) for the nine months ended September 30, 2022 was $0.74. Weighted average diluted shares were 63,429,125.

Balance Sheet

Cash and cash equivalents at the end of the third quarter totaled $17.2 million, compared to $25.1 million at December 31, 2021.

Outstanding borrowings were $77.5 million under the Revolving Credit Facility, and $97.5 million under the Term Loan Agreement as of September 30, 2022. The borrowing capacity on the Revolving Credit Facility was $350 million as of September 30, 2022, leaving $272.5 million of availability.

Inventory at the end of the third quarter was $165.8 million, compared to $102.3 million at December 31, 2021. Increases in inventory were driven by preparation for the holiday season, international expansion and new product launches.

Full Year 2022 Guidance

Based on the latest macro-economic trends and overall consumer unpredictability heading into the holiday season, we are revising our full year revenue guidance and reaffirming our previous guidance for adjusted gross margin and adjusted EBITDA margin.

Total revenue is expected to grow 15% to 20% versus our prior guidance of a mid-20% range.

Adjusted gross margin*, as previously guided, is planned to be above 60% of total revenue.

Adjusted EBITDA margin*, as previously guided, is expected to be in the mid-teens as a percentage of total revenue.

The Company’s full year 2022 guidance is based on a number of assumptions that are subject to change and many of which are outside the Company’s control. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

* The Company has not provided a quantitative reconciliation of forecasted adjusted gross margin or adjusted EBITDA margin to forecasted GAAP gross margin or net income (loss) as a percent of net sales, respectively, within this press release because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. With respect to GAAP gross margin, these items include, but are not limited to, fair market value write-ups of inventory accounted for under ASC 805 related to future potential transactions, which could materially affect the computation of forward-looking GAAP gross margin, and are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. With respect to GAAP net income (loss), these items include, but are not limited to, equity-based compensation with respect to future grants and forfeitures, which could materially affect the computation of forward-looking GAAP net income, and are inherently uncertain and depend on various factors, some of which are outside of the Company’s control.

(1) The operating results in the three and nine month periods ended September 30, 2021 include the activity of Oru, ISLE, and Chubbies post-acquisition.

(2) This release includes references to non-GAAP financial measures. Refer to “Non-GAAP Financial Measures” later in this release for the definitions of the non-GAAP financial measures presented and a reconciliation of these measures to their closest comparable GAAP measures.

Conference Call Details

A conference call to discuss the Company's third quarter results is scheduled for November 10, 2022, at 9:00 a.m. ET. To participate, please dial 833-470-1428 or +1 404-975-4839 for international callers, conference ID 429934. The conference call will also be webcast live at https://investors.solobrands.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial 866-813-9403 or +44 204-525-0658 for international callers, conference ID 295480. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.solobrands.com where it will remain available for one year.

About Solo Brands, Inc.

Solo Brands, headquartered in Grapevine, TX, develops and produces ingenious lifestyle products that help customers create lasting memories. Through a disruptive and scaled direct-to-consumer platform, Solo Brands offers innovative products directly to consumers primarily online through four lifestyle brands – Solo Stove firepits, stoves, and accessories, Chubbies premium casual apparel and activewear, Oru Kayak, origami folding kayaks that can be assembled in minutes, and ISLE paddleboards, maker of inflatable paddle boards. Solo Brands is a direct-to-consumer platform that offers innovative products directly to consumers primarily through its owned websites.

Contact

Bruce Williams
Investors@solobrands.com
332-242-4303

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding expectations of achieving long-term profitability and our anticipated GAAP and non-GAAP guidance for the fiscal year ending December 31, 2022. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “guidance,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These statements are neither promises nor guarantees, and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our ability to manage our future growth effectively; our ability to expand into additional markets; our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers and retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; the impact of product liability and warranty claims and product recalls; the highly competitive market in which we operate; business interruptions resulting from geopolitical actions, natural disasters, or impacts of the COVID-19 pandemic; risks associated with our international operations; and problems with, or loss of, our suppliers or an inability to obtain raw materials; and the ability of our stockholders to influence corporate matters. These and other important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021, and any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings we make with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements speak only as of the date the statements are made and are based on information available to Solo Brands at the time those statements are made and/or management's good faith belief as of that time with respect to future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Availability of Information on Solo Brands’ Website and Social Media Profiles

Investors and others should note that Solo Brands routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the Solo Brands investors website at https://investors.solobrands.com. We also intend to use the social media profiles listed below as a means of disclosing information about us to our customers, investors and the public. While not all of the information that the Company posts to the Solo Brands investors website or to social media profiles is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Solo Brands to review the information that it shares at the “Investors” link located at the top of the page on https://solobrands.com and to regularly follow our social media profiles. Users may automatically receive email alerts and other information about Solo Brands when enrolling an email address by visiting "Investor Email Alerts" in the "Resources" section of Solo Brands investor website at https://investors.solobrands.com.

Social Media Profiles:
https://linkedin.com/company/solo-brands/
https://instagram.com/solobrands/
https://www.facebook.com/groups/368095467245044/

SOLO BRANDS, INC.
Consolidated Statements of Operations and Comprehensive (Loss) Income
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per unit data)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net sales	$102,162	$69,433	$320,384	$227,249
Cost of goods sold	37,482	28,412	120,175	80,064
Gross profit	64,680	41,021	200,209	147,185
Operating expenses
Selling, general & administrative expenses	59,489	28,584	174,299	76,980
Impairment charges	—	—	30,589	—
Depreciation and amortization expenses	6,216	5,063	18,194	12,968
Other operating expenses	2,260	3,063	3,580	5,673
Total operating expenses	67,965	36,710	226,662	95,621
(Loss) income from operations	(3,285)	4,311	(26,453)	51,564
Non-operating expenses (income)
Interest expense, net	1,805	2,233	3,838	7,350
Other non-operating, net	(90)	7	514	9
Total non-operating expenses, net	1,715	2,240	4,352	7,359
(Loss) income before income taxes	(5,000)	2,071	(30,805)	44,205
Income tax (benefit) expense	(980)	(49)	(3,677)	123
Net (loss) income	(4,020)	2,120	(27,128)	44,082
Less: net (loss) income attributable to noncontrolling interests	(1,816)	937	(10,850)	1,166
Net (loss) income attributable to controlling interests(1)	$(2,204)	$1,183	$(16,278)	$42,916

Other comprehensive (loss) income
Foreign currency translation, net of tax	$(21)	$—	$49	$—
Comprehensive (loss) income	(4,041)	2,120	(27,079)	44,082
Less: other comprehensive (loss) income attributable to noncontrolling interests	(7)		16
Less: net (loss) income attributable to noncontrolling interests	(1,816)	937	(10,850)	1,166
Comprehensive (loss) income attributable to controlling interests(1)	$(2,218)	$1,183	$(16,245)	$42,916

Net (loss) income per share
Basic	$(0.03)	*	$(0.26)	*
Diluted	$(0.03)	*	$(0.26)	*

Weighted-average shares outstanding
Basic	63,470	*	63,429	*
Diluted	63,470	*	63,429	*
*    The Company analyzed the calculation of earnings per unit for the periods prior to the reorganization transactions and determined that it resulted in values that would not be meaningful to the users of these unaudited consolidated financial statements. Therefore, earnings per unit information has not been presented for the three and nine month periods ended September 30, 2021.
(1) Controlling interests refers to Solo Brands, Inc. for the three and nine month periods ended September 30, 2022 and Solo Stove Holdings, LLC for the three and nine month periods ended September 30, 2021.

SOLO BRANDS, INC.
Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$17,178	$25,101
Accounts receivable, net	21,855	21,513
Inventory	165,757	102,335
Prepaid expenses and other current assets	19,162	9,889
Total current assets	223,952	158,838
Non-current assets
Property and equipment, net	14,607	10,603
Intangible assets, net	239,697	257,234
Goodwill	382,658	410,559
Other non-current assets	36,547	506
Total non-current assets	673,509	678,902
Total assets	$897,461	$837,740

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$22,179	$11,774
Accrued expenses and other current liabilities	30,939	28,150
Deferred revenue	3,414	3,524
Current portion of long-term debt	5,000	3,125
Total current liabilities	61,532	46,573
Non-current liabilities
Long-term debt, net	166,918	125,023
Deferred tax liability	86,194	91,244
Other non-current liabilities	31,038	729
Total non-current liabilities	284,150	216,996

Commitments and contingencies (Note 13)

Shareholders’ equity
Class A common stock, par value $0.001 per share; 475,000,000 shares authorized; 63,473,831 and 63,397,635 shares issued and outstanding	63	63
Class B common stock, par value $0.001 per share; 50,000,000 shares authorized; 31,436,216 and 31,178,815 shares issued and outstanding	31	31
Additional paid-in capital	356,104	350,088
Accumulated other comprehensive income	39	6
Retained earnings (accumulated deficit)	(5,587)	10,691
Shareholders’ equity	350,650	360,879
Shareholders’ equity attributable to non-controlling interests	201,129	213,292
Total shareholders’ equity	551,779	574,171
Total liabilities and shareholders’ equity	$897,461	$837,740

SOLO BRANDS, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
(In thousands)	September 30, 2022	September 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(27,128)	$44,082
Adjustments to reconcile net (loss) income to net cash and cash equivalents (used in) provided by operating activities
Impairment charges	30,589	—
Amortization of intangible assets	15,748	12,667
Equity-based compensation	13,213	732
Deferred income taxes	(6,592)	(944)
Operating lease right-of-use assets expense	4,891	—
Depreciation	2,446	301
Changes in accounts receivable reserves	1,262	103
Amortization of debt issuance costs	645	—
Loss on disposal of property and equipment	(8)	—
Non-cash interest expense	—	1,944
Changes in assets and liabilities
Accounts receivable	(2,003)	(8,715)
Inventory	(64,244)	(62,343)
Prepaid expenses and other current assets	(9,342)	(4,621)
Accounts payable	11,198	3,736
Accrued expenses and other current liabilities	(2,151)	(18,833)
Deferred revenue	(96)	(20,141)
Other non-current assets and liabilities	(3,758)	368
Net cash (used in) provided by operating activities	(35,330)	(51,664)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,512)	(5,104)
Acquisitions, net of cash acquired	(774)	(133,308)
Net cash (used in) provided by investing activities	(8,286)	(138,412)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	45,000	358,600
Repayments of long-term debt	(1,875)	(54,600)
Debt issuance costs paid	—	(4,234)
Payment of contingent consideration	—	(100,000)
Distributions to members before Reorganization Transactions	—	(33,164)
Distributions to non-controlling interests	(7,275)	—
Stock issued under employee stock purchase plan	246	—
Net cash provided by financing activities	36,096	166,852
Effect of exchange rate changes on cash	(403)	—
Net change in cash and cash equivalents	(7,923)	(23,224)
Cash and cash equivalents balance, beginning of period	25,101	32,753
Cash and cash equivalents balance, end of period	$17,178	$9,529
SUPPLEMENTAL DISCLOSURES:
Cash interest paid	$2,966	$5,292
Cash income taxes paid	$13,026	$42
Liabilities for capital expenditure additions	$64	$—

Non-GAAP Financial Measures
We report our financial results in accordance with GAAP; however, management believes that certain non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. We use adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted gross profit, adjusted gross profit margin, and adjusted EPS non-GAAP financial measures, because we believe they are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as measures of our operating performance and believes that these non-GAAP measures are useful to our investors because they are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. Our management also uses these non-GAAP measures for planning purposes, including the preparation of our annual operating budget and financial projections.
None of these non-GAAP measures is a measurement of financial performance under GAAP. These non-GAAP measures should not be considered in isolation or as a substitute for a measure of our liquidity or operating performance prepared in accordance with GAAP and are not indicative of net income (loss) from continuing operations as determined under U.S. GAAP. In addition, the exclusion of certain gains or losses in the calculation of non-GAAP financial measures should not be construed as an inference that these items are unusual or infrequent as they may recur in the future, nor should it be construed that our future results will be unaffected by unusual or non-recurring items. These non-GAAP financial measures have limitations that should be considered before using these measures to evaluate our liquidity or financial performance. Some of these limitations are as follows:
These non-GAAP measures exclude certain tax payments that may require a reduction in cash available to us; do not reflect our cash expenditures, or future requirements, for capital expenditures (including capitalized software developmental costs) or contractual commitments; do not reflect changes in, or cash requirements for, our working capital needs; do not reflect the cash requirements necessary to service interest or principal payments on our debt; exclude certain purchase accounting adjustments related to acquisitions; and exclude equity-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

In addition, other companies may define and calculate similarly-titled non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. Because of these and other limitations, you should consider our non-GAAP measures only as supplemental to other GAAP-based financial performance measures.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We calculate adjusted gross profit as gross profit excluding the recognition of the fair value write-up of inventory as a result of the change in control transaction in 2020 and the Oru, ISLE, and Chubbies acquisitions. We calculate adjusted gross profit margin as adjusted gross profit divided by net sales.

Adjusted Net Income

We calculate adjusted net income as net income (loss) excluding impairment charges, amortization of intangible assets, equity-based compensation expense, inventory fair value write-up, acquisition related costs, business optimization expenses, severance expense, management transition costs, business expansion expenses, one-time transaction costs, and the tax impact of these adjusting items.

Adjusted EPS

We calculate adjusted EPS as adjusted net income, as defined above, divided by weighted average diluted shares as calculated under U.S. GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

We calculate adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation and amortization expenses, adjusted to exclude impairment charges, equity-based compensation expense, inventory fair value write-up, acquisition related costs, business optimization expenses, severance expense, management transition costs, business expansion expenses and one-time transaction costs. We calculate adjusted EBITDA margin as adjusted EBITDA divided by net sales.

SOLO BRANDS, INC.
Reconciliation of Non-GAAP Financial Information to GAAP
(Unaudited) (In thousands except per share amounts)

The following table reconciles gross profit to adjusted gross profit for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2022	2021	2022	2021
Gross profit	$64,680	$41,021	$200,209	$147,185
Inventory fair value write-up(1)	—	5,475	7,813	6,880
Adjusted gross profit	$64,680	$46,496	$208,022	$154,065
Adjusted gross profit margin (Adjusted gross profit as a % of net sales)	63.3%	67.0%	64.9%	67.8%
(1) Represents the fair market value write-up of inventory accounted for under ASC 805 related to the acquisitions.

The following tables reconcile the non-GAAP financial measures to their most comparable GAAP measure for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2022	2021	2022	2021
Net (loss) income	$(4,020)	$2,120	$(27,128)	$44,082
Impairment charges(1)	—	—	30,589	—
Amortization expense	5,261	4,918	15,748	12,667
Equity based compensation expense(2)	4,326	242	13,213	732
Inventory fair value write-up(3)	—	5,475	7,813	6,880
Acquisition related costs(4)	770	2,271	1,671	3,574
Severance expense	1,409	—	1,409	—
Transaction costs(5)	849	636	1,070	1,783
Business optimization expense(6)	610	135	835	223
Management transition costs(7)	34	—	698	—
Business expansion expense(8)	225	21	373	93
Tax impact of adjusting items(9)	(1,887)	—	(10,311)	—
Adjusted net income	$7,577	$15,818	$35,980	$70,034
Adjusted EPS	$0.15	*	$0.74	*

(amounts per share)
Loss per Class A common stock - diluted (GAAP)	$(0.03)	*	$(0.26)	*
Impairment charges(1)	—	*	0.48	*
Amortization expense	0.08	*	0.25	*
Equity based compensation expense(2)	0.07	*	0.21	*
Inventory fair value write-up(3)	—	*	0.12	*
Acquisition related costs(4)	0.01	*	0.03	*
Severance expense	0.02	*	0.02	*
Transaction costs(5)	0.01	*	0.02	*
Business optimization expense(6)	0.01	*	0.01	*
Management transition costs(7)	—	*	0.01	*
Business expansion expense(8)	0.01	*	0.01	*
Tax impact of adjusting items(9)	(0.03)	*	(0.16)	*
Adjusted EPS(10)	$0.15	*	$0.74	*

Weighted-average Class A common stock outstanding - diluted	63,470	*	63,429	*

Net (loss) income	$(4,020)	$2,120	$(27,128)	$44,082
Interest expense	1,805	2,246	3,838	7,363
Income tax (benefit) expense	(980)	(49)	(3,677)	123
Depreciation and amortization expense	6,216	5,063	18,194	12,968
Impairment charges(1)	—	—	30,589	—
Equity based compensation expense(2)	4,326	242	13,213	732
Inventory fair value write-up(3)	—	5,475	7,813	6,880
Acquisition related costs(4)	770	2,271	1,671	3,574
Severance expense	1,409	—	1,409	—
Transaction costs(5)	849	636	1,070	1,783
Business optimization expense(6)	610	—	835	223
Management transition costs(7)	34	—	698	—
Business expansion expense(8)	225	156	373	93
Adjusted EBITDA	$11,244	$18,160	$48,898	$77,821
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	11.0%		15.3%
See footnotes on the following page.

*    The Company analyzed the calculation of earnings per unit for the periods prior to the 2021 reorganization transactions and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per unit information has not been presented for the periods ended September 30, 2021.
(1) Represents trademark and goodwill impairments recorded during the three months ended June 30, 2022.
(2) Represents employee compensation expense associated with equity-based awards. This includes expense associated with the incentive unit awards as well as awards issued on and subsequent to the IPO including options and restricted stock units.
(3) Represents the recognition of fair market value write-up of inventory accounted for under ASC 805 related to the acquisitions and the 2020 change in control transaction.
(4) Represents expenses that we do not believe are reflective of our ongoing operations, primarily warehouse and employee transition costs associated with the acquisitions.
(5) Represents transaction costs primarily related to professional service fees incurred in connection with the IPO and professional service fees incurred for valuations performed in connection with the impairment charges, as well as a one-time sales tax expense reserve.
(6) Represents various start-up and transition costs, including warehouse optimization charges associated with new global headquarters infrastructure with new and expanded distribution facilities in Texas, Pennsylvania, and the Netherlands.
(7) Represents costs primarily related to recruiting senior level management including a new CFO.
(8) Represents costs for expansion into new international and domestic markets.
(9) Represents the tax impact of adjustments calculated at the federal statutory rate of 21% less the portion of the tax impact of the adjustments attributable to noncontrolling interests. We calculated the tax impact of the adjusting items in the three and nine month periods ended September 30, 2022, as we were a limited liability company. We were not subject to corporate income taxes in the three and nine month periods ended September 30, 2021.
(10) Adjusted Earnings Per Share (“Adjusted EPS”) is calculated independently for each component and, as such, the total of such components may not sum to Adjusted EPS due to rounding.